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                                                                    EXHIBIT 99.2

PRESS RELEASE


ACQUISITION OF RAPIDLY GROWING BUSINESS REQUIRED A NAME CHANGE TO "OPTIONS TALENT GROUP" IN ORDER TO FOCUS ON NEW STRATEGIC DIRECTION

LOS ANGELES--(BUSINESS WIRE)--Feb. 6, 2002--Options Talent Group (OTCBB: - news; formerly Sector Communications, Inc. OTCBB:SECT) today announced that it has acquired all of the outstanding shares in eModel, Inc., the world's leading one-stop resource for models, actors and industry professionals. Additionally, the Company had recently changed its name to Options Talent Group and its symbol to "OPTG" to better reflect its new business strategy and direction. The terms of the transaction, which closed Feb. 05, 2002, were not disclosed.

eModel, Inc. will operate as a wholly owned subsidiary of Options Talent Group under a new name, Options Talent, Inc.

"We think Options has the potential to be a dominant player in the model/talent industry," said Options Talent Group's Chairman and CEO, Mr. Mohamed Hadid. "Their already rapidly growing franchise program, worldwide scouting operation and high visibility make them a candidate for tremendous growth."

"We are excited about the opportunities that this transaction will now make available to the original shareholders and warrant holders of eModel," said Options Talent Group's President and COO, Mr. Mark Tolner. "Having now assumed the role of President of our new and vibrant subsidiary Options Talent, Inc., I am confident that we will accelerate their already rapid growth and create value for our new and existing shareholders."

About Options Talent Group

Options Talent Group, formerly Sector Communications Inc., operates the Options Talent business, formerly eModel, Inc., as one of three wholly owned subsidiaries. The Company is in the process of divesting itself of one of the remaining two subsidiaries in order to concentrate its efforts on the model/talent business. About Options Talent, Inc. Options Talent, Inc., is at the forefront of the change leading the modeling industry into the 21st century. They have the largest online database of models and actors in the world, an army of 2500 scouts, and thousands of modeling agencies, photographers, stylists and other industry professionals registered online. By combining the benefits of the Internet with a brick and mortar operation they are poised to dominate, on a national basis, what has been a highly fragmented industry.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Sector Communications Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Option Talent Group's (formerly Sector Communications, Inc.) operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; and those risks discussed in the Company's filings with the SEC.

Contact:

     Options Talent Group
     Mark Tolner, (+1) 310/858-2653